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Exhibit 5. Opinion of Baker & Hostetler LLP as to legality of the Common Shares being registered

                       [Baker & Hostetler LLP Letterhead]


                                                                    May 10, 2002

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio  44139

Ladies and Gentlemen:

         We have acted as counsel to Keithley Instruments, Inc., an Ohio corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, relating to the offering of up to 3,000,000 Common Shares, without par value of the Company (the "Common Shares"), pursuant to the Company's 2002 Stock Incentive Plan (the "Incentive Plan"), and up to an additional 450,000 Common Shares, without par value, pursuant to the Company's 1997 Directors' Stock Option Plan (the "Directors' Plan" and, together with the Incentive Plan, the "Plans").

         In connection with the foregoing, we have examined (a) the Amended Articles of Incorporation and the Amended Code of Regulations of the Company,
(b) the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

         2. The Common Shares available for issuance under the Plans, when issued and sold pursuant to the Plans, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                           Very truly yours,


                           /s/ Baker & Hostetler LLP
                           -------------------------
                           Baker & Hostetler LLP



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